May 12, 2005

Dear [Participant Name]:

As you know, Entegris has embarked on an exciting opportunity to merge our company with Mykrolis to create the pre-eminent Materials Integrity Management Company in the semiconductor industry. I recognize that you are already working hard to prepare us for a successful merger – thank you for those efforts.

You have been identified as an individual whose role is critical to the successful planning of the process of integrating our company with Mykrolis. In order to encourage you to focus your efforts on this important project and to achieve the Integration Planning Tasks as outlined on the attached list, we are offering you an integration-planning bonus equal to [    ]% of your current annual base pay pro rated for the period March 1, 2005 through June 30, 2005. This integration-planning bonus is subject to the terms of the Integration Planning Bonus Guidelines. During this integration planning process, we are specifically asking you to focus your skills and energy on the crucial Integration Planning Tasks.

The integration-planning bonus will be paid to those participants who have satisfied the terms of the Integration Planning Bonus Guidelines, in a lump sum, promptly following the effectiveness of the Merger.

As we move forward to implement the integration plans after the merger, we expect to identify individuals who are critical to the implementation of the integration plans and to provide those individuals with an additional appropriate incentive to support the integration effort. By working together we can build a really significant and successful company that we will all be proud of.

Regards,

/s/ Jim Dauwalter

Chief Executive Officer

MYKROLIS/ENTEGRIS MERGER (“Merger”)

INTEGRATION PLANNING BONUS GUIDELINES

PROVISION	TERMS
Participants	• All active Company employees who receive an Integration Planning Bonus Letter
Integration Planning Period	• March 1, 2005 through June 30, 2005.
Bonus Amount

•   Percentage of annual base salary specified in Integration Planning Bonus Letter, pro rated for the period March 1, 2005 through June 30, 2005 (i.e. base salary X specified     % X 4/12). For this purpose base salary excludes: bonus payments, amounts realized from the exercise of stock options or from the lapse of restrictions on restricted stock awards, relocation payments, employer matching and discretionary contributions under the Company 401(K) Plan, employee salary reduction deferrals under the Company 401(K) Plan and employee salary reductions under the Company medical and child care spending account plans.

Conditions to Receipt of Integration Planning Bonus

•   Successful closing of the Merger;

•   Proper fulfillment of crucial Integration Planning Tasks identified in the Participant’s Planning Bonus Letter, as determined by the Senior Vice President of Integration Planning;

•   Participant must maintain continued, active employment with the Company through the closing of the Merger;

•   Participant must maintain good employment performance throughout the Integration Planning Period;

•   Participant must execute a standard new Entegris Non-Disclosure Agreement.

Format and Timing of Payment	• Subject to meeting the terms of these Guidelines, payment will be made in one lump sum promptly following the effectiveness of the Merger through standard payroll procedures.

[Participant’s] Integration Planning Tasks

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